Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	David Christensen, CFO
507-387-3355
Jennifer Spaude, Investor Relations
507-386-3765

HickoryTech Announces Restatement of Financial Statements Related to Accounting for Interest Rate Swaps under FASB ASC 815
Interest expense corrected, does not affect cash flows

MANKATO, Minn., Oct. 24, 2012 — HickoryTech Corporation (NASDAQ: HTCO) announced that it will restate its previously reported financial results to change its accounting for interest rate swaps which are used to manage the company’s exposure to interest rate fluctuations as a non-cash interest expense within its statement of operations.

The restatement does not impact or change total comprehensive income, cash flow, operating income, EBITDA, total shareholder’s equity or the company’s ability to pay dividends.  HickoryTech utilizes fixed-interest-rate swap agreements (financial derivative instruments) to manage exposure to interest rate fluctuations on a portion of the company’s variable-interest rate debt.

The company will amend and restate financial statements for each of the three years ended December 31, 2009, 2010 and 2011.  In addition, the company will file amendments to its quarterly reports for the periods ended March 31, 2012 and June 30, 2012. The company anticipates filing restated financial statements with the Securities and Exchange Commission in November 2012. The restated filings will include unaudited comparative financial data for the years ended December 31, 2007 and 2008.

The company has previously recorded the changes in the fair value of interest rate swap agreements as a component of other comprehensive income/loss under Financial Accounting Standards Board FASB ASC 815, “Derivatives and Hedging.”  This accounting is commonly used and referred to as cash flow hedge accounting.

Recently, the company and its former independent registered public accountant, Grant Thornton LLP, discussed the accounting for interest-rate swap agreements and concluded the changes in the fair value of interest-rate swap agreements should have been reported as a non-cash interest charge within the statement of operations.  This conclusion was based on the documentation requirement at the inception of the interest swap agreements as well as on an ongoing basis.  The company had previously recorded the changes in interest-rate swap agreements within accumulated other comprehensive income/loss.

The restatement does not impact the economics of these interest rate swaps, nor does it affect cash flow related to cash interest expense.  Although the final restatement amounts have not yet been determined, the company estimates the impact as follows:
•	2011 reported net income will decrease $836,000 or $0.06 per share
•	2010 reported net income will increase $498,000 or $0.04 per share
•	2009 reported net income will increase $829,000 or $0.07 per share
•	2008 reported net income will decrease $1,104,000 or $0.09 per share
•	2007 reported net income will decrease $874,000 or $0.06 per share
The Company estimates the impact on reported net income for the three-month periods ended March 31, 2012 and June 30, 2012 was insignificant.

“The interest rate swap instruments provide effective protection against unanticipated increases in interest rates and this change in reporting will not affect the cash flow relative to our interest expense or reduce the benefits this risk management strategy provides our company,” said David Christensen, HickoryTech’s chief financial officer.

“While I am disappointed that we must restate our financial results and reschedule our third quarter earnings release, the restatement does not affect our cash flow, our ability to pay our dividend or our business plans,” said John Finke, HickoryTech’s president and chief executive officer.

The company will discuss this press release and the 8-K during its third quarter 2012 earnings call rescheduled for Friday, Nov. 9 at 9 a.m. CST.  The dial in number is 877-774-2369, conference ID 36345775.

Further information regarding the company’s restatement can be found in its Form 8-K filed with the SEC today.

About HickoryTech
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest.  With headquarters in Mankato, Minn., the corporation has 500 employees and an expanded, multi-state fiber network spanning more than 3,250 route miles serving Minnesota, Iowa, North Dakota and South Dakota.  Enventis provides IP-based voice and data solutions, MPLS networking, data center and managed hosted services and communication systems to businesses across a five-state region.  HickoryTech delivers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa. The Company trades on the NASDAQ, symbol: HTCO, and is a member of the Russell 2000 Index.  For more information, visit www.hickorytech.com.

Forward-looking statements
Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the effect of the restatement of financial statements, our business operations and management's beliefs and assumptions in connection therewith. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update any of its forward-looking statements, except as required by law.

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